Exhibit 99.1

NEWS RELEASE

ICF to Acquire SemanticBits

●	Broadens ICF’s Digital Modernization Capabilities with Leading Open-Source Solutions for U.S. Federal Agencies
●	Health IT Capabilities Significantly Expand ICF’s Addressable Market
●	Transaction Expected to be Accretive to ICF’s EPS Upon Closing

Conference Call to be Held Today at 5pm Eastern Time

FAIRFAX, VA (June 8, 2022) – ICF (NASDAQ:ICFI), a global consulting and digital services provider, today announced that it has entered into a definitive agreement to acquire SemanticBits, a premier partner to U.S. federal health agencies for mission-critical digital modernization solutions.

SemanticBits is expected to generate approximately $135 million in annual revenue in 2022. Approximately $115 million of that is expected to be recurring in 2023, reflecting the completion of several small business contracts. SemanticBits has a track record of double-digit revenue growth and is expected to generate EBITDA margins in the high teens as part of ICF. The $220 million transaction will be funded by ICF’s existing credit facility. The transaction is expected to be accretive to ICF’s EPS upon closing.

SemanticBits provides a full suite of scalable digital modernization services using open-source frameworks, including end-to-end agile at scale development capabilities, cloud-native solutions, data analytics and human-centered design. Founded in 2005, SemanticBits’ team of 450 technologists and practitioners bring demonstrated success with large federal health IT projects and expertise across 30 technology platforms, using a fully agile approach that complements ICF’s deep federal health domain expertise and digital modernization capabilities. SemanticBits supports U.S. federal health agencies, primarily the Centers for Medicare & Medicaid Services (CMS).

“This latest acquisition is in keeping with our strategy to complement organic growth with acquisitions that strengthen ICF’s position in key growth markets and provide meaningful revenue synergies over time,” said John Wasson, ICF chair and chief executive officer. “SemanticBits’ advanced health IT and data science solutions accelerate and improve mission impact and health outcomes. As one of the industry’s leading digital service and platform providers using open-source, SemanticBits scales our rapidly growing set of digital modernization capabilities and, together with our deep federal health expertise, will enable ICF to support larger, more complex projects across federal civilian agencies.”

“SemanticBits’ strong position at CMS also significantly expands ICF’s addressable market to include this large agency, which is committed to strengthening and modernizing the country’s healthcare system to provide access to high-quality care,” Wasson continued. “We see a high degree of cultural alignment with SemanticBits, in our shared passion for maintaining a highly collaborative environment and in our application of innovative thinking to help solve our clients’ most complex challenges.”

“We are excited to join ICF and offer our civilian agency clients advanced health IT technology and data science solutions informed by deep domain expertise,” said Ram Chilukuri, chief executive officer of SemanticBits. “Together, we can scale our ability to support federal agencies and help unlock new health insights and critical opportunities.”

The transaction is subject to regulatory and customary conditions and is expected to close in mid-July. ICF plans to provide updated financial guidance for full-year 2022 that includes the expected contribution from the SemanticBits acquisition when it issues its second quarter results in early August.

Read more about ICF and SemanticBits.

Conference Call Details

ICF’s management will further discuss its definitive agreement to acquire SemanticBits at 5:00 p.m. ET on June 8, 2022. To participate in the call, please dial 1-877-270-2148.

The live webcast along with supplemental slides will be available at https://event.choruscall.com/mediaframe/webcast.html?webcastid=kWj61mtk. To listen to the live webcast, please register at least 15 minutes prior to the live event and download and install any necessary software. An archive will be available following the live event at https://investor.icf.com/news-events.

ICF’s corporate development team managed a proprietary acquisition process with SemanticBits’ exclusive financial advisor, G Squared Capital Partners.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with approximately 8,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about SemanticBits’ revenue and post-acquisition revenue rate, the expected closing date, our expectations regarding future opportunities for synergies, our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses, including the SemanticBits business. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Investor information contact:
Lynn Morgen, AdvisIRy Partners, lynn.morgen@advisiry.com, +1.212.750.5800

or

David Gold, AdvisIRy Partners, david.gold@advisiry.com, +1.212.750.5800

Company information contact:
Lauren Dyke, ICF, lauren.dyke@icf.com, +1.571.373.5577